Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

Final Terms and Conditions

THE INDICATIVE TERMS OF THIS STRUCTURE ARE

P R I V A T E & C O N F I D E N T I A L

UNLESS OTHERWISE MUTUALLY AGREED BY ALL PARTIES

6mth USDINR FX Linked Note

Page 1 of 2	Final Terms and Conditions	16 November 2010

Issuer:	Citigroup Funding Inc

Guarantor:	Citigroup Inc

Ratings:	The Issuer’s senior debt is currently rated A3 / Negative Outlook / P-1 (Moody’s), A / Negative Outlook / A-1 (S&P), and A+ / Rating Watch Negative / F1+ (Fitch), based on the guarantee by Citigroup Inc. The Rating and Outlook are subject to change during the term of the notes

Status:	Senior, unsecured

Trade Date:	12 November 2010

Issue Date:	26 November 2010

Maturity Date:	16 May 2011

Issue Price:	100.00%

USD Notional Amount:	USD 50,000,000

Interest:	2.65% (not annualized)

FX Final:	The USD/INR exchange rate observed 2 business days prior to Maturity Date on Reuters page RBIB.

USD/INR exchange rate:	Number of Indian Rupee per U.S. Dollar.

Interest Payment Date:	16 May 2011, subject to adjustment in accordance with the Modified Following Business Day Convention.

Strike:	46.20

Early Redemption:	None

Redemption:	If FX Final < Strike USD 100% If FX Final > Strike USD 100% - (FX Final –Strike) / FX Final

Business Days:	Mumbai, London and New York

Convention:	Modified Following Business Days Convention

CITIGROUP FUNDING INC., THE ISSUER, AND CITIGROUP INC., THE GUARANTOR, HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT (FILE NO. 333-157368) AND THE OTHER DOCUMENTS CITIGROUP FUNDING AND CITIGROUP HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT CITIGROUP FUNDING, CITIGROUP AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS AND PROSPECTUS SUPPLEMENT BY CALLING TOLL-FREE 1-877-858-5407.

Exchange Listing:	Not Applicable

Clearing and Settlement:	DTC

Series:	MTNDD

ISIN:	US1730T0LC17

CUSIP:	1730T0LC1

Form:	Registered Medium-Term Notes in minimum denominations and increments of US$1,000

Calculation Agent:	Citigroup Financial Products, Inc.

Dealer:	Citigroup Global Markets Inc

Underwriting Discount:	0.0%

CITIGROUP FUNDING INC., THE ISSUER, AND CITIGROUP INC., THE GUARANTOR, HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT (FILE NO. 333-157368) AND THE OTHER DOCUMENTS CITIGROUP FUNDING AND CITIGROUP HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT CITIGROUP FUNDING, CITIGROUP AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS AND PROSPECTUS SUPPLEMENT BY CALLING TOLL-FREE 1-877-858-5407.